Exhibit 4.4

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

EXCELSIOR WINE COMPANY, LLC

Dated as of July 14, 2011

-i-

List of attachments:

Annex A	Form of Certificate of Formation
Annex B	Directors
Annex C	Co-General Managers
Schedule A	Members and Number of Units
Schedule B	Schedule of Brands

-ii-

LIMITED LIABILITY COMPANY AGREEMENT

OF

EXCELSIOR WINE COMPANY, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of EXCELSIOR WINE COMPANY, LLC, a Delaware limited liability company (the “Company”), effective as of the 14th day of July, 2011 (the “Effective Date”), is by and between Banfi Chile, LLC, a Delaware limited liability company, located at 1111 Cedar Swamp Road, Old Brookville, New York 11545 (“Banfi”), and VCT USA, Inc., a Delaware corporation, having its registered office at 106 Greentree Drive, Suite 101, Dover, Delaware 19904 (“CyT”), as listed on Schedule A hereto, as amended from time to time (each individually, a “Member” and, collectively, together with any additional members hereafter admitted to the company in accordance with this agreement, the “Members”).

W I T N E S S E T H:

WHEREAS, on May 31, 2011, the Company was formed by Banfi by filing the Certificate of Formation attached here to as Annex A with the Delaware Secretary of State; and

WHEREAS, affiliates of CyT produce certain brands of Chilean and Argentinean wine, and CyT controls a winery in California which produces certain brands of California wine; and

WHEREAS, Banfi Products Corporation is the United States importer of the Chilean Brands for Viña Concha y Toro S.A. and certain of its Affiliates, pursuant to the terms of that certain Agency Agreement, dated August 31, 1993, between Viña Concha y Toro S.A. and Banfi Products Corporation (“Existing Agency Agreement”), and on the date hereof the parties to the Existing Agency Agreement have agreed to terminate the Existing Agency Agreement effective as of the close of business on July 31, 2011; and

WHEREAS, the Company will enter into an agency agreement to be effective as of August 1, 2011, with each of Viña Concha y Toro S.A., Trivento Bodegas y Viñedos S.A., and Fetzer Vineyards for distribution of the brands set forth on Schedule B (the “Brands”) in the United States (each an “Agency Agreement”), and Banfi Products Corporation will enter into an agreement with the Company to provide certain administrative services (the “Administrative Services Agreement”); and

WHEREAS, the Members desire to enter into this Agreement in order to define and express all of their respective rights and obligations with respect to the operation of the Company as a limited liability company and that from the date hereof this Agreement shall constitute the limited liability company agreement of the Company within the meaning of Section 18-101(7) of the Delaware Limited Liability Company Act set forth in Title 6 of the Delaware Code (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”); and

WHEREAS, the Members desire to be bound by the terms of this Agreement.

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

ARTICLE I
ORGANIZATION OF THE COMPANY

1.1 Formation; Qualification. The Company was formed under the laws of the State of Delaware on May 31, 2011, upon the filing of the Certificate of Formation with the Delaware Secretary of State. Dawn Traficanti was and is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an “authorized person” ceased. Any officer or Director authorized by the Board of Directors, shall (a) file such other documents and instruments with such appropriate authorities as may be necessary or appropriate from time to time to comply with all requirements for the formation and operation of a limited liability company in Delaware, including as an authorized person within the meaning of the Act and (b) execute and file all requisite documents and instruments to enable the Company to qualify to do business as a foreign limited liability company in each other jurisdiction in which, in the reasonable judgment of the Board, such qualification may be necessary or appropriate for the conduct of the business of the Company. The Members hereby agree to operate the Company as a limited liability company under and pursuant to the provisions of this Agreement and the Act, and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

1.2 Name. The business of the Company shall be conducted under the name “EXCELSIOR WINE COMPANY, LLC”. The Board, by Unanimous Approval, shall have the power to change the name of the Company at any time by amending the Certificate of Formation in accordance with the Act.

1.3 Purposes. The principal purposes for which the Company is formed are (a) to serve as the importer for the Brands in the United States, its territories and possessions (excluding Puerto Rico), U.S. Virgin Islands, Bermuda and U.S. Military installations (the “Territory”) from and after August 1, 2011, and to engage in the purchase, sale, exploitation, licensing, granting and assumption of agencies and representation of the Brands and related activities in such locations, and (b) to engage in any other lawful business, purpose or other activity (whether similar or dissimilar to the enumerated activities) approved by the Board, by Unanimous Approval, subject to the provisions of Section 18-106 of the Act, including the purchase of stakes in companies/entities with the same corporate object.

1.4 Powers. The Company shall possess and may exercise all powers necessary, convenient or incidental to the conduct, promotion or attainment of its business, purposes or activities to the fullest extent provided in the Act.

1.5 Registered Office and Agent. The Company’s registered office shall be at the office of its registered agent located at 1209 Orange Street, Wilmington, Delaware, 19801, in the County of New Castle, State of Delaware, and the registered agent at such address shall be The Corporation Trust Company. The registered office and agent may be changed from time to time by the Board by amending the Certificate of Formation in accordance with the provisions of this Agreement and the Act. The Board shall cause prompt notice of any such change to be given to the Members.

1.6 Term. The term of the Company shall be perpetual, unless the Company is earlier dissolved in accordance with the provisions of this Agreement or the Act. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation in the manner required by the Act.

1.7 Organization Expenses. The Company shall pay the fees of its registered agent, registration and filing fees, costs (including legal fees) of operating licenses for the Company and other like expenses incurred in connection with the Company’s formation and organization, whether paid initially by the Company or by any of the Members. All other expenses of a Member shall be paid and borne by such Member, except as otherwise provided herein.

ARTICLE II
MEMBERS AND MEMBERS’ INTERESTS

2.1 Units.

(a) There shall be one class of membership interest in the Company. The membership interest in the Company shall be divided into units (each a “Unit”). Unless the Board of Directors resolves otherwise, Units will be issued to the Members without certificates. The membership interest represented by a Unit shall be deemed a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and any other applicable jurisdiction.

(b) Except as otherwise provided in this Agreement, Members shall be entitled to the same benefits, rights, duties and obligations and shall vote together on all matters as a single class. Notwithstanding the foregoing, except for the appointment and removal of Directors, or as otherwise provided in this Agreement or by nonwaivable provisions of applicable law, the Members will not have any right to vote on matters with respect to the Company.

(c) The names of the Members and their respective Units are set forth on Schedule A hereto, as the same may be amended from time to time.

2.2 Transfer of Units. An interest in the Company which is transferred in compliance with the terms of this Agreement and the Act shall be transferable on the books of the Company by the record holder thereof in person or by such record holder’s duly authorized attorney. Except as otherwise required by law, the Company shall be entitled to treat the record holder of a Unit on its books as the owner thereof for all purposes regardless of any notice or knowledge to the contrary.

2.3 Limitation on Liability. No Member shall be liable for any debt, obligation or liability of the Company, except as provided by law or as otherwise specifically provided herein. No Member shall be required to make any contribution to the Company by reason of any negative balance in the Member’s Capital Account nor shall any negative balance in a Member’s Capital Account create any liability on the part of the Member to any third party.

2.4 Business Opportunities; Other Business Ventures.

(a) The Members recognize that each of Banfi, CyT, and their Affiliates (for purposes of this Agreement, “Affiliate” is defined as an entity (other than the Company) controlling, controlled by, or under common control with the Member, and for avoidance of doubt, with regard to CyT, the term “Affiliate” includes, without limitation, each of Viña Concha y Toro S.A., Trivento Bodegas y Viñedos S.A., and Fetzer Vineyards) are currently engaged in the production, sale and distribution of wine, that they will continue in such businesses following establishment of the Company and that certain of their continuing businesses will be, or in the future may be, in competition with the business of the Company. Accordingly, except as set forth in Section 2.4(b), Banfi, CyT and any of their respective Affiliates, agents or representatives and any officer, director, employee or shareholder of, or other person holding a legal or beneficial interest in Banfi, CyT or any Affiliate of Banfi or CyT, may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not such other enterprises shall be in competition with or operating the same or similar businesses as the Company, and no Member shall have any obligation or duty to bring business opportunities to the attention of the Company or any other Member.

(b) Notwithstanding the generality of Section 2.4(a):

(i) For so long as Banfi (or one of its Permitted Transferees) holds Units in the Company, then without the prior written approval of CyT, neither Banfi nor any of its Affiliates in the Territory shall sell, either directly or indirectly, any wine produced in Chile or Argentina, provided, however, that (A) until the close of business on July 31, 2011, Banfi Products Corporation shall continue to sell the brands under the Existing Agency Agreement, (B) Banfi Products Corporation and House of Banfi and their Affiliates shall be permitted to continue to sell Walnut Crest and brands produced by Emiliana or its Affiliates, and (C) if Banfi requests that CyT or one of its Affiliates produce a brand of wine from a particular appellation in Argentina that meets Banfi’s specifications, and if neither CyT nor one of its Affiliates is able to produce a wine from such appellation that meets such specifications, then Banfi Products Corporation and House of Banfi shall be permitted to sell an Argentine wine brand from a third party that does meet those specifications.

(ii) For so long as Banfi (or one of its Permitted Transferees) holds Units in the Company, then without the prior written approval of Banfi, neither CyT nor any of its Affiliates shall sell any wine produced in Italy.

ARTICLE III
MANAGEMENT OF THE COMPANY

3.1 Directors and Officers.

(a) The business and affairs of the Company shall be managed by a board of managers (the “Board of Directors” or “Board”). The Board shall consist of four (4) directors (“Directors”): two (2) Directors who shall be selected and nominated by Banfi (“Banfi Directors”) and two (2) Directors who shall be selected and nominated by CyT (“CyT Directors”). The initial Directors of the Company are set forth on Annex B hereto. To the extent permitted by applicable law, any action that could be taken by the Members, may be taken by the Board of Directors, as provided below. Each Director on the Board shall continue to serve as a Director until such time as his or her death, resignation, incapacity or removal in accordance with Section 3.6.

The Members agree that one of the Directors shall be designated the Chairman of the Board of Directors on a rotating basis, every three (3) years. The Banfi Director designated as “Chairman” on Annex B shall be the first Chairman of the Company, who will serve for three years. Upon expiration, the CyT Directors will elect the next Chairman of the Board to serve for the next three years, the Banfi Directors will then elect the next Chairman of the Board to serve for the next three years, and this pattern shall repeat until dissolution of the Company or a decision otherwise by the unanimous vote of all Directors.

(b) There shall be two Co-General Managers of the Company. One such Co-General Manager shall be appointed by the CyT Directors, and the other Co-General Manager shall be appointed by the Banfi Directors. The initial Co-General Managers are set forth on Annex C.

3.2 Powers and Authority of the Board and Co-General Managers.

(a) Authority of the Board. Except where approval of the Members is expressly required by nonwaivable provisions of applicable law or as otherwise specifically provided in this Agreement, the Board shall have full, exclusive and complete discretion to direct and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to authorize management of the Company or such other Persons as it may designate to take all such actions as it deems necessary or appropriate to accomplish the foregoing and the purposes of the Company.

(b) Authority of the Co-General Managers. The Co-General Manager appointed by the CyT Directors shall have, within the limits of authority set forth below in this subsection (b), the responsibility for and the authority with regard to the sales and marketing activities of the Company. The Co-General Manager appointed by the Banfi Directors shall have, within the limits of authority set forth below in this subsection (b), the responsibility for and the authority with regard to financial and administrative matters for the Company. The authority of the Co-General Managers is limited to taking day-to-day actions consistent with the ordinary course implementation of the Business Plan. The Co-General Managers are not authorized to take any action (i) that is specifically reserved for the Unanimous Decision of the Board of Directors under this Agreement, or (ii) that is not necessary to implement or that is not consistent with the Business Plan, and any such decisions that are outside of this limited express authority granted hereby to the Co-General Managers shall be within the exclusive authority of the Board of Directors unless specifically delegated by the Board of Directors to the Co-General Managers.

3.3 Meetings; Quorum.

(a) Meetings of the Board of Directors shall be held at least twice a year. Meetings may be called by order of the Chairman of the Board or any Director. Notice of the time and place of each meeting shall be given by or at the direction of the person or persons calling the meeting by mailing the same at least twelve (12) Business Days before the meeting, or by sending the same by nationally recognized overnight courier service at least ten (10) Business Days before the meeting, or by means of communications (e.g. telecopying, e-mailing) that permit the evidence of receiving such a notice or delivering personally the same at least ten (10) Business Days before the meeting to each Director. The notice of meeting shall set forth an agenda of the business to be transacted at the meeting. Except as otherwise required by the Act, or as set forth in Section 3.3(b) with regard to adjournments, any and all business may be transacted at any meeting.

(b) At any meeting of the Board of Directors, the presence in person or by proxy of both Banfi Directors and both CyT Directors shall constitute a quorum for the transaction of any specified item of business requiring Unanimous Approval and the presence in person or by proxy of at least three Directors shall constitute a quorum for the transaction of any other business. In the absence of a quorum, those Directors present may adjourn the meeting to a specified date (which shall not be less than three (3) Business Days after the date of the originally scheduled meeting). If a quorum is lacking at the adjourned meeting, that meeting may again be adjourned to a specified date (which shall not be less than three (3) Business Days after the date of the first adjourned meeting). Notice of an adjourned meeting shall be given in the manner specified in Section 3.3(a), except such notice need not be delivered more than three (3) Business Days prior to the adjourned meeting. At any adjourned meeting at which the requisite quorum is present, only that business set forth in the notice of the meeting as originally called may be transacted. If after December 31, 2016, a Member’s appointed Directors fail to attend a duly noticed meeting of the Board such that there is no quorum, and if such Member’s Directors fail to then attend both duly noticed adjournments of such meeting, such that there is no quorum for the meeting and two adjournments thereof, then the other Member shall have the put right or call right, as the case may be, set forth in Section 7.7. In the case in which the quorum is not reached when the Board of Directors is convened after two consecutive attempts (with one such attempt being an adjournment of the original meeting) in order to resolve any of those decisions set forth in Section 3.4(c) that require the exclusive vote of the Directors appointed by Banfi, due in each case to the absence of one or more properly noticed CyT Directors, then at the second adjournment of such meeting of the Board of Directors only the Banfi Directors will constitute the necessary quorum for resolving those decisions set forth in Section 3.4(c).

(c) Each proxy shall be in writing executed by the Director giving the proxy or by a duly authorized attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from its date unless a longer period is provided for in the proxy. Unless and until voted, every proxy shall be revocable at the pleasure of the Person who executed it or of that Person's legal representative or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

(d) The Members agree that at the first meeting of the Board each year during the three (3) year term of a Chairman, the Directors appointed by the Member that does not then have the right to designate the Chairman shall select a person (who need not be a Director) to act as the secretary of the Board meetings for that twelve (12) month period. In the event of the death, resignation , incapacity or removal by the appointing Directors, with or without cause, of the person designated as the secretary, the Directors who had the right to appoint the secretary shall have the right to designate another person to serve as secretary for the remainder of the twelve (12) month period.

3.4 Vote.

(a) At any meeting of the Board of Directors, each Director shall be entitled to one (1) vote on any matter presented to the Board and can represent by proxy other Directors. In the latter case the Director shall be entitled in addition to his own vote to exercise the same number of votes as the proxies granted to him. The Members acknowledge that the Chairman shall not have a casting vote. Except as to matters requiring Unanimous Approval pursuant to Section 3.4(d) or another section of this Agreement or requiring the exclusive vote of Banfi Directors pursuant to Section 3.4(c), the affirmative vote, approval or consent of at least one (1) Banfi Director and one (1) CyT Director shall be necessary and required for the approval of any item of business that is decided by the Board of Directors. Without limiting the generality of the foregoing, the following actions or transactions, if not contemplated by the then current Business Plan of the Company, shall be deemed to be outside of the authority of the Co-General Managers and shall require the affirmative vote, approval or consent of at least one (1) Banfi Director and one (1) CyT Director:

(i) any borrowing of money or other incurrence of indebtedness in excess of fifty thousand Dollars ($50,000.00) or the grant of any security interest or lien in Company assets in excess of fifty thousand Dollars ($50,000.00);

(ii) any acquisition of assets, equity or debt of another business or Person, or any purchase of the business of another concern or the business of a branch of a concern, which deal exceeds fifty thousand Dollars ($50,000.00);

(iii) any sale, exchange, lease, mortgage, pledge or other disposition, directly or indirectly, of any of the assets of the Company, including its business or a branch of its business, which deal exceeds fifty thousand Dollars ($50,000.00);

(iv) entering into any third party contract or employment contract with an aggregate contract obligation value in excess of fifty thousand Dollars ($50,000.00), or with a term in excess of three (3) years;

(v) entering into any agency agreement, distributor agreement, importer agreement and the like, or making any modifications to or otherwise amending any such agreement;

(vi) the commencement and settlement of any litigation or claims against the Company which exceeds fifty thousand Dollars ($50,000.00); and

(vii) except as provided in Section 3.4(e) or as otherwise set forth in the then current Business Plan, any change in the prices that the Company charges to its customers for products.

(b) The Co-General Managers are, and any of them hereby is, authorized to execute, on behalf of the Company, the Administrative Services Agreement, the Agency Agreements, and that certain letter agreement by and among Viña Concha y Toro S.A., Trivento Bodegas y Viñedos S.A., Banfi Products Corporation and the Company dated the date hereof regarding the termination of the Existing Agency Agreement and certain other importer and agency arrangements (the “Termination Agreement”). Such authorization is limited to the initial execution of each such agreement, and does not extend to the modification, waiver or amendment of any terms thereof.

(c) Any vote relating to the termination of an Agency Agreement due to the breach of the supplier thereunder pursuant to Section 7(b) of such Agency Agreement shall be voted on by the Banfi Directors only, but only if the breach has not been cured to the Company’s reasonable satisfaction within the 60-day cure period referenced in such Section 7(b). In the event the Banfi Directors vote to terminate an Agency Agreement pursuant to Section 7(b) thereof, Banfi shall have the right to, but shall not be obligated to, require that CyT purchase Banfi’s interest in the Company pursuant to Section 7.3 below.

(d) Notwithstanding the provisions of Section 3.4(a), but subject to Section 3.4(c), the following actions or transactions shall be deemed to be outside of the authority of the Co-General Managers and shall require the affirmative vote, approval or consent of both Banfi Directors and both CyT Directors (“Unanimous Approval”):

(i) the approval of and any amendments or modifications to or departure from any Business Plan;

(ii) any amendment to the Certificate of Formation, this Agreement, any Agency Agreement or the Administrative Services Agreement;

(iii) any voluntary dissolution or liquidation, or the Company’s repurchase of any Units or rights therein;

(iv) any requirement to make additional capital contributions pursuant to Section 5.2;

(v) the Company’s issuance of additional Units or rights therein;

(vi) the assumption of the representation of any third party brands (i.e., brands owned by an entity other than CyT or any of its Affiliates);

(vii) any merger, conversion, consolidation or other business combination; and

(viii) any (A) filing of a petition in bankruptcy, (B) appointment of a receiver, or (C) assignment for the benefit of creditors of the Company.

(e) Notwithstanding the provisions of Section 3.4(a), following any increase in the Net Cost (as defined below) of any product purchased by the Company under any of the Agency Agreements, unless the Board agrees otherwise, the Company shall, without the need for any approval of the Board, increase the price the Company charges to its customers for such product by an amount that ensures that the Company maintains the same Profit Margin (as defined below) on sales of that product that the Company had prior to such price increase under the Agency Agreement. For purposes hereof, (i) “Net Cost” of a product means the f.o.b. cost to the Company of that product under the relevant Agency Agreement minus the amount of any sales and marketing support being provided to the Company by the supplier for that product under such Agency Agreement, and (ii) “Profit Margin” for a product means the quotient of (A) the Company’s selling price for such product minus Net Cost of such product, and (B) the Company’s selling price for such product.

3.5 Action Without Meeting; Telephone or Teleconference Meetings. Unless otherwise restricted by the Certificate of Formation or this Agreement, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if consented to in writing by all Directors. Any one or more Directors shall be entitled to participate in a meeting of the Board by means of a conference telephone, video conference or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

3.6 Vacancies and Removal. Any Director may be removed at any time, with or without cause, by the Member who selected and nominated such Director, and any Co-General Manager may be removed at any time, with or without cause, by the Directors who selected and appointed such Co-General Manager. Any vacancy occurring in the Board or among the Co-General Managers due to the death, resignation, incapacity, or removal, with or without cause, of a Director or Co-General Manager shall be filled in the same manner set forth in Section 3.1 as was used to nominate and appoint that Person. In the event of the death, resignation , incapacity or removal, with or without cause, of the Director designated as the Chairman, the Member who had the right to appoint the Chairman under Section 3.1(a) shall have the right to designate another Director (including any new Director appointed to fill the vacancy) to serve as Chairman for the remainder of the three year term.

3.7 Compensation of Directors. No Director shall receive from the Company a salary or other compensation for services as a Director nor be entitled to reimbursement by the Company for expenses incurred in connection with the business of the Company.

3.8 Status and Duties of Directors; Transactions with the Company.

(a) Each Director on the Board of Directors shall be a “manager” for purposes of the Act, entitled to all rights, privileges and protections of a “manager” thereunder, provided that no Director shall, absent specific delegation or authorization by the Board, have the right or responsibility, acting individually, to manage the business or affairs of the Company or otherwise to act for or bind the Company as an agent, but may only act collectively through actions or determinations of the Board taken in accordance with the provisions of this Agreement. Notwithstanding the foregoing, for regulatory licensing and filings only in the ordinary course of the Company’s business in which execution by a “manager” of the Company is required, any individual Director or Co-General Manager may execute such filings on behalf of the Company.

(b) Each Director shall perform his duties as a Director in a manner that (i) he reasonably believes is within the authority of the Board of Directors, (ii) he reasonably believes is lawful, and (iii) is without willful misconduct or fraud. Each Co-General Manager shall perform his duties as a Co-General Manager in a manner that (i) he reasonably believes is within the authority of the Co-General Managers, (ii) he reasonably believes is lawful, and (iii) is without willful misconduct or fraud. In performing his duties, a Director or Co-General Manager shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by (i) one or more agents or employees of the Company, or (ii) counsel, public accountants or other persons as to matters that such Director or Co-General Manager believes to be within such person’s professional or expert competence.

(c) Each Director shall devote such of his time as he deems reasonably necessary to the affairs of the Company. No Director shall be required to devote any specified amount of time or efforts to the business and affairs of the Company. Except as provided in Section 2.4, no Director shall be required to offer any investment opportunities to the Company and each Director may make investments or undertake activities that compete or conflict with the Company. Nothing herein shall be deemed to modify, limit or affect obligations of any Director who is a Co-General Manager, officer or employee of the Company in such Person’s capacity as a Co-General Manager, officer or employee of the Company.

3.9 Limitations on Liability.

(a) No Director or Co-General Manager shall be liable for any debt, obligation or liability of the Company, except as provided by law or as specifically provided otherwise herein. No Director or Co-General Manager shall be required to lend money to the Company or make any Capital Contribution to the Company in his capacity as a Director or Co-General Manager.

(b) If a Director (or proxy holder of such Director) or Co-General Managers performs the duties of Director or Co-General Manager in accordance with Section 3.8, then he shall have no liability to the Company or any Member by reason of being or having been a Director or Co-General Manager of the Company, including, without limitation, for any mistakes in judgment or for any failure to perform any of his obligations hereunder, or for any loss due to such mistake or failure to perform, or due to the negligence, dishonesty, fraud or bad faith of any other Person, including any other Director or Co-General Manager, Member, employee, agent or independent contractor of the Company or any other Person with which the Company transacts business.

ARTICLE IV
ACCOUNTING AND RECORDS

4.1 Records and Accounting. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, at the expense of the Company in accordance with U.S. generally accepted accounting principles (“GAAP”) and, to the extent necessary to comply with the provisions of this Agreement and applicable tax law, in accordance with federal income tax rules. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain and preserve, during the term of the Company, and for seven years thereafter, all such books and records.

4.2 Access to Accounting Records. Except as otherwise required by Banfi’s Affiliate, Banfi Products Corporation, to perform the services set forth in Section 4.3, all books and records of the Company shall be maintained at the Company’s registered office in the State of Delaware or at such other location as may be designated by the Co-General Managers, and each Member, and the Member’s duly authorized representative, shall have access to them at such location and the right to inspect and copy them at reasonable times for any purpose reasonably related to the Member’s interest in the Company. All confidential financial and business information in such books and records shall be kept confidential by the Members and their authorized representatives, shall not be disclosed to any other Person and shall be used solely for the purpose of managing the Member’s investment in the Company, including any financial reporting obligations pursuant to applicable law, rule or regulation.

4.3 Bookkeeping Services/Financial statements. During the term of the Administrative Services Agreement, Banfi’s Affiliate, Banfi Products Corporation, shall provide to the Company general bookkeeping and administrative services, including financial reporting and accounting services, audit support and tax support and filings, provided pursuant to the Administrative Services Agreement. Banfi Products Corporation shall be compensated for the performance of such services, as provided under the Administrative Services Agreement.

4.4 Tax Matters Partner; Federal Income Tax Elections. To the extent permitted by the Regulations or the Code, the Company shall be treated as a partnership for both state and federal income tax purposes, and will not take any action or make any election that would cause it to be treated as a “corporation” for such purposes. The Board shall designate a “Tax Matters Partner” for purposes of the Code. The Tax Matters Partner shall have all powers and responsibilities provided in Code Section 6221, et seq. The Tax Matters Partner shall notify the Members of any audit or other matters of which it is notified or becomes aware. All decisions as to tax elections, filings of tax returns, tax allocations, and accounting matters shall be made by the Board (or by the Tax Matters Partner pursuant to an authorized delegation by the Board). The initial Tax Matters Partner shall be Banfi. The Tax Matters Partner shall keep the Board apprised of all material developments in any audit, litigation or other adversarial proceeding pertaining to the Company. The Tax Matters Partner shall not enter into any agreement with any federal, state, local or foreign taxing authority to extend the limitation period for assessment of any tax or settle any tax issue raised by any taxing authority without the consent of the Board. The Tax Matters Partner shall be reimbursed by the Company for any reasonable third party costs and expenses it incurs in the performance of its role as Tax Matters Partner.

ARTICLE V
CAPITAL CONTRIBUTIONS

5.1 Initial Capital Contributions. On the date hereof, Banfi and CyT each contributed US$500,000 to the Company in exchange for 50 Units (collectively, the “Initial Capital Contribution”).

5.2 Additional Capital Contributions. Except as otherwise required by applicable law, no Member shall be required to lend any funds to the Company or to make any additional Capital Contributions to the Company in excess of those made pursuant to Section 5.1 without the Unanimous Approval of the Board. No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member. No Member shall be required to make up, or to make any payment to any Person on account of, any deficit in its Capital Account.

5.3 Capital Account. A separate Capital Account shall be maintained for each Member.

5.4 Status of Capital Contributions.

(a) Except as otherwise expressly provided herein, no Member shall be entitled to withdraw or demand a refund or return of any Capital Contributions or any interest therein. No return of a Member’s Capital Contributions shall be made hereunder if such distribution would violate applicable state law. Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to demand or receive property other than cash, except as may be specifically provided in this Agreement or agreed to by Unanimous Approval of the Board.

(b) No Member shall receive any interest with respect to its Capital Contributions or its Capital Account.

ARTICLE VI
RESERVES AND DISTRIBUTIONS

6.1 Available Cash Defined. “Available Cash” means an amount as reasonably determined by the Board equal to all cash (not including cash from Capital Contributions) available for distribution to Members after (a) reserving for capital expenditures and increases in working capital set forth by the Directors, and (b) reserving for the future payment or reduction of any Company obligations, including contingent obligations.

6.2 Distribution of Available Cash.

(a) Subject to the restrictions set forth in Section 6.3 and in addition to any other distributions required by this ARTICLE VI, at the end of each Fiscal Year, the Company shall distribute all Available Cash to the Members in accordance with their Pro Rata Shares. For purposes of this Agreement, a Member’s “Pro Rata Share” is equal to a fraction, the numerator of which is equal to the number of Units then held by that Member and the denominator of which is equal to the total number of Units issued and outstanding at the time; provided that until December 31, 2013, Banfi’s Pro Rata Share shall be eighty percent (80%) and CyT’s Pro Rata Share shall be twenty percent (20%).

On or before March 31 of each year, commencing with March 31, 2012, to the extent that there is sufficient Available Cash, the Company shall distribute to each Member an amount equal to the difference between (i) an amount sufficient, as reasonably determined by the Board, to permit each Member to pay its estimated federal, state and local income taxes on its allocable share of the taxable income of the Company allocated to such Member in accordance with this Agreement for the prior Fiscal Year, assuming an income tax rate equal to 39% (whether or not that rate is applicable to all Members or is the rate actually paid by any Member on its income), and (ii) the aggregate amount (if less than the amount in clause (i) above) of all distributions made to such Member pursuant to the first sentence of this Section 6.2(a) during such prior Fiscal Year (such difference, a “Tax Distribution”) not including any Tax Distribution made in such Fiscal Year for a prior Fiscal Year. To the extent that there is not sufficient Available Cash for distribution to make the full amount of any Tax Distribution pursuant to this Section 6.2(a), any shortfall shall be distributed to the Members as soon as practicable when such Available Cash becomes available. Any Tax Distribution made pursuant to this Section 6.2(a) shall be treated as an advance distribution under the first sentence of this Section 6.2(a) and shall be taken into account in determining the amount of any future distributions to such Member under the first sentence of this Section 6.2(a).

(b) For purposes of this Section 6.2 and ARTICLE VI, “Members” shall be limited to Members who at the time of the applicable distribution are entitled to receive distributions hereunder.

(c) Any amounts withheld pursuant to the Code, including federal income taxes required to be withheld under Section 1.1441-5(b)(2)(i) of the Regulations, or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts distributed to the Members pursuant to this ARTICLE VI for all purposes of this Agreement. The Board is authorized to withhold from distributions and to pay over to any federal, state or local government any amounts required to be so withheld pursuant to the Code or any provision of any other federal, state or local law and shall allocate such amounts to those Members with respect to which such amounts were withheld.

(d) In the event that the Company or any Member thereof becomes liable as a result of a failure to withhold and remit taxes in respect of payments or allocations made to any other Member or any Affiliate thereof under this Agreement or any related agreement, then, in addition to, and without limiting, any other indemnities for which such other Member may be liable in respect of this Agreement or any related agreement, such other Member shall indemnify and hold harmless the Company or the other Members, as the case may be, in respect of all such taxes, including interest and penalties, and any expenses incurred in connection with such liability. The provisions contained in this Section 6.2(d) shall survive the termination of the Company and the withdrawal of any Member.

6.3 Restriction on Distributions. Notwithstanding any other provision in this Agreement, payment of distributions under Section 6.2 may be made by the Company only to the extent that such payment would not violate applicable financing agreements or credit agreements of the Company, and no distribution may be made by the Company to any Member in violation of the Act (including Section 18-607 thereof) or any applicable law.

6.4 Passed Distributions. If any Member assigns all or part of its interest in the Company in a transfer permitted under the terms of this Agreement, unless otherwise agreed by the assigning Member and the assignee, the assignee shall be entitled to receive, to the extent of the interest in the Company assigned, the amount of any distributions required to be made to the assigning Member under Section 6.2 of this Agreement that were not actually made prior to the date of the assignment, when such distributions are made by the Company.

6.5 Liquidation. Liquidation proceeds, if any, shall be distributed in the manner set forth in Section 9.2.

6.6 Allocations.

(a) Profits. After adjusting each Member’s Capital Account for all Capital Contributions and distributions with respect to a Fiscal Year, and after giving effect to the special allocations set forth in Section 6.7 hereof, the Company shall allocate its Profits for such Fiscal Year in the following order of priority:

1. First, to each of the Members to the extent of, in proportion to and in the reverse order in which Losses were allocated to such Member pursuant to Section 6.6(b)2, until the cumulative amount of Profits allocated to such Member pursuant to this Section 6.6(a)1 is equal to the cumulative amount of Losses so allocated to such Member pursuant to Section 6.6(b)2; and

2. Second, to the Members, in proportion to their Pro Rata Share.

(b) Losses. After adjusting each Member’s Capital Account for all Capital Contributions and distributions with respect to a Fiscal Year, and after giving effect to the special allocations set forth in Section 6.7 hereof, the Company shall allocate its Losses for such Fiscal Year in the following order of priority:

1. First, to each of the Members to the extent of, in proportion to, and in the reverse order in which Profits were previously allocated to such Member pursuant to Section 6.6(a)2, until the cumulative amount of Losses allocated to such Member pursuant to this Section 6.6(b)1 for all Fiscal Years is equal to the excess, if any, of (x) the aggregate amount of Profits previously allocated to such Member pursuant to Section 6.6(a)2 for all Fiscal Years, over (y) the aggregate amount of cash or property previously distributed to such Member pursuant to Section 6.2(a); and

2. Second, to the Members in proportion to their Pro Rata Share; provided, however, that no Losses shall be allocated to a Member pursuant to this Section 6.6(b)2 if such allocation would cause a Member to have an Adjusted Capital Account Deficit at the end of a Fiscal Year. If the allocation of Losses to a Member is limited by the proviso in the previous sentence, and other Members have positive Adjusted Capital Accounts, any further Losses allocable pursuant to this Section 6.6(b)2 shall be allocated to those Members with positive Adjusted Capital Accounts in proportion to their Pro Rata Share in such a manner so as to allocate the maximum amount of Losses to such Members, taking into account the proviso in the previous sentence for each such Member.

6.7 Special Allocations.

(a) Minimum Gain Chargeback. If there is a net decrease in Minimum Gain during any Fiscal Year, the “minimum gain chargeback” described in Regulations Section 1.704-2(f) and Regulations Section 1.704-2(g) shall apply.

(b) Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, the “partner minimum gain chargeback” described in Regulations Section 1.704-2(i)(4) shall apply.

(c) Qualified Income Offset. This Section 6.7(c) incorporates the “qualified income offset” set forth in Regulations Section 1.704-1(b)(2)(ii)(d) as if those provisions were fully set forth in this Section 6.7(c).

(d) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to Members in proportion to their Pro Rata Share.

(e) Member Loan Nonrecourse Deductions. Member Loan Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members which bear the economic risk of loss for the Member Nonrecourse Debt to which such Member Loan Nonrecourse Deductions are attributable, as provided in Regulations Section 1.704-2(i)(l).

(f) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to which such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

6.8 Tax Matters.

(a) Contributed Property and Book-Ups. In accordance with Code Section 704(c) and the Regulations thereunder, including Regulation Section 1.704-l(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its fair market value at the date of Contribution (or deemed Contribution). If the Adjusted Book Value of any Company asset is adjusted under Regulations Section 1.704-1(b)(2)(iv)(f), subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account any variation between the adjusted basis of the asset for federal income tax purposes and its Adjusted Book Value in the manner required under Code Section 704(c) and the Regulations thereunder as determined by the Board.

(b) Manner of Allocations. Each item of the Company’s income, gain, loss, deduction and credit as determined for federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes in accordance with the provisions of this ARTICLE VI.

(c) Income Tax Provisions. The Members are aware of the federal income tax consequences of the allocations made by this ARTICLE VI and hereby agree to be bound by the provisions of this ARTICLE VI in reporting their shares of Company income and loss for federal income tax purposes.

(d) Timing of Determinations. For purposes of determining the Profits, Losses or any other items allocable to the Members with respect to any period, Profits, Losses and any such other items shall be determined by the Board on a daily, monthly or other basis using any method that is permissible under Code Section 706 and the Regulations thereunder.

(e) Proportionate Allocations. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit and any other allocations not otherwise provided for in this Agreement shall be divided among the Members in the same proportions as they share Profits and Losses for the Fiscal Year in question.

(f) Nonrecourse Liabilities. Solely for purposes of determining a Member’s proportionate share of “excess nonrecourse liabilities” of the Company within the meaning of Regulation Section 1.752-3(a)(3), the Members’ interest in Profits shall be based on their respective Pro Rata Share.

ARTICLE VII
TRANSFER OF MEMBER INTERESTS; Automatic PUT;
WITHDRAWAL; ADDITIONAL MEMBERS

7.1 Transfer of Units; Withdrawal. No Member shall have the right or power (a) directly or indirectly, to transfer all or any portion of its interest as a Member in the Company, or to grant or assign any participation in its right to receive distributions or allocations of profits or losses in respect thereof, whether voluntarily or by operation of law, or (b) to withdraw prior to the dissolution or winding up of the Company, except (as to clause (a) or (b)) (i) as provided in this ARTICLE VII or ARTICLE VIII or (ii) with the prior written consent of all of the Directors appointed by the other Member, which consent may be granted or withheld by any such Director in his sole discretion. Any attempt to transfer a Member’s interest in the Company, or to withdraw from the Company, in violation of this Section 7.1 shall be void, the Company shall refuse to recognize any such transfer and shall not reflect on its records any change in record ownership of Units pursuant to any such transfer, and the Member attempting to effect such transfer or withdrawal shall indemnify the Company and the other Member for any costs or expenses they may incur in connection with the attempted transfer or withdrawal.

7.2 Permitted Transfers.

(a) A Member may transfer all, but not a portion, of its Units in a Permitted Transfer (as defined in Section 7.2(b)).

(b) As used in this Agreement, a “Permitted Transfer” shall mean any transfer by a Member to (i) the other Member, or (ii) a Permitted Transferee. “Permitted Transferee” shall mean any Affiliate of the Member, provided that (i) the entire interest of the Member transferring its Units (the “Transferring Member”) must be transferred to such Permitted Transferee, (ii) the Transferring Member shall unconditionally and irrevocably at all times be liable for the payment and performance obligations of such Permitted Transferee owed to the Company, and (iii) in connection with such transfer, the Transferring Member shall deliver to the Company an acknowledgement, in form and substance reasonably satisfactory to the Board, of its continuing responsibility for all payment and performance obligations to the Company and the other Member under this Agreement. After the transfer, should the Permitted Transferee no longer be an Affiliate of the Transferring Member, the latter shall buy back the relevant participations within 60 days from receiving a written claim by any other Member.

(c) Notwithstanding anything to the contrary in this ARTICLE VII, a Member may not transfer all or any portion of its interest if such transfer would result in the Company becoming a “publicly-traded partnership” within the meaning of Section 7704 of the Code.

(d) In the event that a Member elects to transfer its Units pursuant to this Section 7.2, such Member shall send a written notice of such election to the other Member, stating that it is exercising its right to transfer its Units.

7.3 Put for Material Breach of Agency Agreement. CyT or one or more of its Affiliates and the Company are parties to the Agency Agreements executed simultaneously with this Agreement. Should an Agency Agreement be terminated pursuant to Section 7(b) thereof (if the supplier’s breach of such Agency Agreement has not been cured to the Company’s reasonable satisfaction within the 60-day cure period referenced in such Section 7(b)), Banfi shall, for a period of one hundred eighty (180) days from the termination date, have the right to sell, and CyT agrees to an irrevocable obligation to purchase, all of Banfi’s Units under this agreement, for the Agency Agreement Put Purchase Price. The “Agency Agreement Put Purchase Price” is defined as Banfi’s Pro Rata Share of the product of the average of the EBITDA of the Company for the three most recent Fiscal Years (or for the entire existence of the Company, if less than three Fiscal Years), multiplied by ten (10). Within one hundred eighty (180) days following any such termination of an Agency Agreement, Banfi may deliver written notice to CyT of its desire to exercise its rights under this section. Failure to deliver such notice within such one hundred eighty (180) day period shall mean that Banfi irrevocably waives its put right under this Section 7.3 for the particular Agency Agreement termination at issue. Any such purchase and sale shall be on an “as-is”, “where-is” basis, except that Banfi shall transfer the Units to CyT free and clear of all liens and encumbrances of any kind created by Banfi. The closing of any such purchase shall occur as soon as reasonably practicable, but no later than the later of (i) sixty (60) days after delivery of such notice to CyT by Banfi, and (ii) five (5) days following expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. For purposes of this Agreement, “EBITDA” means, for any period, the earnings of the Company during that period before interest, taxes, depreciation and amortization, computed in a manner consistent with the accounting methodologies of the Company. Nothing herein shall require Banfi to exercise its rights under this Section 7.3.

In the event of a termination of an Agency Agreement for reasons set forth in this section, Banfi and the Company shall maintain the right to exercise any and all rights and remedies available to them under applicable law, provided, however, that if Banfi does exercise the put right contained herein with regard to the termination of any of the Agency Agreements, such exercise shall be Banfi’s sole and exclusive remedy with respect to all of the Agency Agreements and Banfi thereby waives (and shall cooperate in causing the Company to waive) any and all other rights available to it under applicable law.

7.4 Put and Call for Breach of Non-Compete.

(a) CyT’s Right to Call. In the event that Banfi or any of its Affiliates in the Territory breaches the covenant to not sell wine produced in Chile or Argentina set forth in Section 2.4(b)(i), and such breach is not cured within sixty (60) days after receipt by Banfi of written notice from CyT of such breach, CyT shall, for a period of one hundred eighty (180) days from the end of such sixty (60) day period, have the right to purchase, and Banfi agrees to an irrevocable obligation to sell, all of Banfi’s Units under this agreement, for an amount equal to Banfi’s Pro Rata Share of the product of (i) the average of the EBITDA of the Company for the three most recent Fiscal Years, and (ii) four (4). Within such one hundred eighty (180) day period, CyT may deliver written notice to Banfi of its desire to exercise its rights under this subsection (a). Failure to deliver such notice within such one hundred eighty (180) day period shall mean that CyT irrevocably waives its call right under this Section 7.4 for the particular breach of covenant at issue. Any such purchase and sale shall be on an “as-is”, “where-is” basis, except that Banfi shall transfer the Units to CyT free and clear of all liens and encumbrances of any kind created by Banfi. The closing of any such purchase shall occur as soon as reasonably practicable, but no later than the later of (i) sixty (60) days after delivery of such notice of exercise to Banfi by CyT, and (ii) five (5) days following expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(b) Banfi’s Right to Put. In the event that CyT or any of its Affiliates breaches the covenant to not sell wine produced in Italy set forth in Section 2.4(b)(ii), and such breach is not cured within sixty (60) days after receipt by CyT of written notice from Banfi of such breach, Banfi shall, for a period of one hundred eighty (180) days from the end of such sixty (60) day period, have the right to sell, and CyT agrees to an irrevocable obligation to purchase, all of Banfi’s Units under this agreement, for an amount equal to Banfi’s Pro Rata Share of the product of (i) the average of the EBITDA of the Company for the three most recent Fiscal Years, and (ii) ten (10). Within such one hundred eighty (180) day period, Banfi may deliver written notice to CyT of its desire to exercise its rights under this subsection (b). Failure to deliver such notice within such one hundred eighty (180) day period shall mean that Banfi irrevocably waives its put right under this Section 7.4 for the particular breach of covenant at issue. Any such purchase and sale shall be on an “as-is”, “where-is” basis, except that Banfi shall transfer the Units to CyT free and clear of all liens and encumbrances of any kind created by Banfi. The closing of any such purchase shall occur as soon as reasonably practicable, but no later than the later of (i) sixty (60) days after delivery of such notice of exercise to CyT by Banfi, and (ii) five (5) days following expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(c) Non-exclusive Remedy. Nothing herein shall require a Member to exercise its rights under this Section 7.4. In the event of a breach of the covenants in Section 2.4(b), each Member shall maintain the right to exercise any and all rights and remedies available to it under applicable law, provided, however, that if a Member does exercise the put or call right (as the case may be) contained herein, such exercise shall be that Member’s sole and exclusive remedy for the particular breach of covenant at issue and such Member thereby waives any and all other rights available to it under applicable law.

7.5 Put and Call for Change of Control.

(a) CyT’s right to Call. In the event of a Change of Control (as defined below) of Banfi occurring any time after December 31, 2016, Banfi shall immediately deliver written notice of the occurrence of such event (a “Change of Control Notice”) to CyT. Any Change of Control Notice shall set forth the identity of the successor, as well as the information needed to compute the Change of Control Call Purchase Price as defined in Section 7.5(d). Upon receipt of a Change of Control Notice, CyT shall have the right (but not the obligation), upon delivery of written notice of its intention to exercise such right to Banfi or its successor within thirty (30) days after receipt of such Change of Control Notice, to purchase from Banfi or its successor, and, if CyT exercises such right, Banfi or its successor shall have an irrevocable obligation to sell to CyT, all of Banfi’s Units in the Company for a purchase price equal to the Change of Control Call Purchase Price. Failure to deliver such notice within such thirty (30) day period shall mean that CyT irrevocably waives it call right under this Section 7.5. Any such purchase and sale shall be on an “as-is”, “where-is” basis, except that Banfi shall transfer the Units to CyT free and clear of all liens and encumbrances of any kind created by Banfi. The closing of any such purchase shall occur as soon as reasonably practicable, but no later than the later of (i) thirty (30) days after delivery of such notice of exercise to Banfi by CyT, and (ii) five (5) days following expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(b) Banfi’s Right to Put. In the event of a Change of Control (as defined below) of CyT occurring any time after December 31, 2016, CyT shall immediately deliver a Change of Control Notice to Banfi, which shall include the identity of the successor. Upon receipt of a Change of Control Notice, Banfi shall have the right (but not the obligation), upon delivery of written notice of its intention to exercise such right to CyT within thirty (30) days after receipt of such Change of Control Notice, to sell to CyT or its successor, and, if Banfi exercises such right, CyT or its successor shall have an irrevocable obligation to purchase from Banfi, all of Banfi’s Units in the Company for a purchase price equal to the Change of Control Put Purchase Price. Failure to deliver such notice within such thirty (30) day period shall mean that Banfi irrevocably waives its put right under this Section 7.5. Any such purchase and sale shall be on an “as-is”, “where-is” basis, except that Banfi shall transfer the Units to CyT free and clear of all liens and encumbrances of any kind created by Banfi. The closing of any such purchase shall occur as soon as reasonably practicable, but no later than the later of (i) thirty (30) days after delivery of such notice of exercise to CyT by Banfi, and (ii) five (5)days following expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(c) Change of Control. “Change of Control” means, with regard to either Member, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof (the “Exchange Act”)), other than Permitted Holders of such party (as defined below), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the total outstanding voting stock of such Member, or (ii) the sale of all or substantially all of the assets of that Member to a person or group other than Permitted Holders. With regard to Banfi, a Change of Control shall also have occurred if there is a Change of Control of Banfi Products Corporation. With regard to CyT, a Change of Control shall also have occurred if there is a Change of Control of Viña Concha y Toro S.A. With regard to CyT, “Permitted Holders” means (1) Isabel Gana Morande, Eduardo Guilisasti Gana, Rafael Guilisasti Gana, Pablo Guilisasti Gana, José Guilisasti Gana, Isabel Guilisasti Gana, Josefina Guilisasti Gana, Sara Guilisasti Gana, Alfonso Larrain Santa Maria, Teresa Vial Sanchez, any descendants of any of the foregoing (whether by blood or adoption), or the estate of any of the foregoing individuals, (2) trusts which are for the benefit of those set forth in (1), or any trust for the benefit of any such trust which trusts are under the control of any or a combination of those described in (1), or (3) partnerships, limited liability companies or any other entities which are controlled, directly or indirectly, by any of those described in (1), or by any trust referred to in (2). With regard to Banfi, “Permitted Holders” means (1) John F. Mariani, Harry F. Mariani, any descendants of either of the foregoing (whether by blood or adoption), or the estate of any of the foregoing individuals, (2) trusts which are for the benefit of those set forth in (1), or any trust for the benefit of any such trust which trusts are under the control of any or a combination of those described in (1), or (3) partnerships, limited liability companies or any other entities which are controlled, directly or indirectly, by any of those described in (1), or by any trust referred to in (2).

(d) Change of Control Call Purchase Price. The “Change of Control Call Purchase Price” is the amount yielded by the following formula:

A × B × C

D

where:

A = Banfi’s Pro Rata Share;

B = the average of the EBITDA of the Company for the three most recent Fiscal Years;

C = the aggregate purchase price for the entity undergoing the Change of Control (adjusted to reflect a sale of 100% of the voting stock or assets, as the case may be, of the entity undergoing the Change of Control if less than 100% is actually sold or transferred); and

D = the average of the EBITDA of the entity undergoing the Change of Control for the three most recent fiscal years of that entity.

For purposes of the foregoing calculation, the aggregate purchase price for the entity undergoing the Change of Control shall include the fair market value of all consideration for the Change of Control received by the entity undergoing the Change of Control and by its equity holders (including, without limitation, cash and securities paid at closing of the transaction, non-compete payments, promissory notes, and the like) less the amount of any liabilities of the entity undergoing the Change of Control for borrowed money assumed by the successor in the Change of Control transaction.

(e) Change of Control Put Purchase Price. The “Change of Control Put Purchase Price” is an amount equal to Banfi’s Pro Rata Share of the product of (i) the average EBITDA of the Company for the three most recent Fiscal Years, and (ii) seven (7).

7.6 Sales of Units to Third Parties.

(a) Restrictions. Except as permitted in Section 7.2, no Member shall transfer, or accept or solicit an offer for the transfer of, its Units prior to December 31, 2016 (such period referred to herein as the “Lock-up Period”).

(b) Post Lock-up Period Transfer Procedure. If at any time after the Lock-up Period, a Member wishes to transfer all (but not less than all) its Units to a Person other than a Person to whom transfer is permitted under Section 7.2, such Member (a “Selling Member”) must first deliver written notice (an “Offer Notice”), which shall be irrevocable, offering to sell all such Units (the “Offered Interest”) for an all cash purchase price to the other Member (the “Offeree Member”). Such Offer Notice shall (i) be dated the date it is sent, (ii) state the Selling Member’s desire to consummate the sale of the Offered Interest (the “Membership Interest Sale”), and (iii) state the Offer Price with respect to such Offered Interest. As used herein, “Offer Price” shall mean the minimum aggregate cash price for which the Selling Member intends to sell the Offered Interest pursuant to the Membership Interest Sale.

(c) Exercise of Right of First Refusal. The Offeree Member shall have the right (such right, a “Right of First Refusal”) exercisable by delivering written notice, which shall be irrevocable (the “ROFR Exercise Notice”), to the Selling Member no later than ninety (90) days after its receipt of an Offer Notice (the “ROFR Period”), to purchase all of the Offered Interest at the Offer Price on the terms set out in the Offer Notice. If the Offeree Member does not deliver a ROFR Exercise Notice to the Selling Member within the ROFR Period, the Offeree Member shall be deemed to have rejected the Right of First Refusal with respect to the Offered Interest, and the Selling Member shall have the right to effect the desired Membership Interest Sale pursuant to the terms and conditions of this ARTICLE VII. If the Offeree Member delivers a ROFR Exercise Notice to the Selling Member within the ROFR Period, then the Offeree Member shall be obligated to consummate the acquisition of the Offered Interest at the Offer Price within sixty (60) days after its delivery of the ROFR Exercise Notice. Upon receipt of the Offer Price from the Offeree Member, the Selling Member shall convey to the Offeree Member the entire Offered Interest, free and clear of all liens, claims and encumbrances.

(d) Procedure Applicable if Right of First Refusal is Not Exercised. If the Offeree Member has not elected to exercise its Right of First Refusal with respect to a Membership Interest Sale within the ROFR Period, the Selling Member may, at any time prior to the date that is twelve (12) months after the expiration of the ROFR Period (such twelve (12) month period, the “Sale Period”), solicit offers from third parties for the purchase of all (but not a part of) the Offered Interest. In the event that, during the Sale Period, the Selling Member proposes to effect a Transfer to a third party of the Offered Interest, the Selling Member shall promptly give written notice within the Sale Period to the Offeree Member (the “Transfer Notice”), which notice shall set forth the identity of the proposed purchaser (the “Proposed Purchaser”), the purchase price, which shall be an all cash purchase price (the “Transfer Price”), the proposed terms of the sale and all other relevant information including, but not limited to, reasonable information with respect to the financial status, business experience and reputation of the Proposed Purchaser. The Transfer Notice shall also contain a certification by the Selling Member that the Transfer Price is a bona fide offer from a third party.

(e) Right of Last Refusal. The Offeree Member shall have the right (such right, a “Right of Last Refusal”) exercisable by delivering written notice (the “ROLR Exercise Notice”) to the Selling Member no later than forty five (45) days after its receipt of the Transfer Notice (the “ROLR Period”), to purchase all of the Offered Interest from the Selling Member at the Transfer Price and on the terms specified in the Transfer Notice. If the Offeree Member does not deliver a ROLR Exercise Notice to the Selling Member within the ROLR Period, the Offeree Member shall be deemed to have rejected the Right of Last Refusal with respect to the Offered Interest, and the Selling Member shall have the right to effect the desired Membership Interest Sale on the terms specified in the Transfer Notice, subject to the tag-along rights of the Offeree Member with respect thereto as set out in Section 7.6(f).

(f) Tag-Along Rights. The Offeree Member shall also have the right, (such right, a “Tag-Along Right”) exercisable by delivering written notice (the “Tag-Along Notice”) to the Selling Member no later than forty-five (45) days after its receipt of a Transfer Notice (the “Tag-Along Period”), to participate with the Selling Member in the Transfer of all their respective Units and interests in the Company pursuant to the transaction described in a Transfer Notice. In the event the Offeree Member delivers a Tag-Along Notice, the Proposed Purchaser either (i) shall purchase all of the Units of all of the Members, in which case the Selling Member and the Offeree Member shall each Transfer all of their Units in the Company to such Proposed Purchaser, on the terms set forth in the Transfer Notice, or (ii) shall not purchase any Unit from the Selling Member or the Offeree Member. The Offeree Member shall not be obligated to make any representations or warranties to the Proposed Purchaser other than as to its existence, authority, due execution, and ownership of its Units.

(g) Completion of Transfer. Except as provided in Section 7.6(c), any transfer permitted pursuant to Section 7.6 shall be consummated not later than ninety (90) days after the expiration of the Sale Period (the “Required Completion Period”). If no transfer is consummated within the Required Completion Period, the Selling Member shall not transfer the Offered Interest without again complying with this ARTICLE VII.

7.7 Put and Call for Failure to Attend Board Meetings.

(a) CyT’s right to Call. If after December 31, 2016, Banfi’s appointed Directors fail to attend (in person, via electronic communications equipment or by proxy) a duly noticed meeting of the Board such that there is no quorum, and if Banfi’s Directors fail to then attend (in person, via electronic communications equipment or by proxy) both duly noticed adjournments of such meeting, such that there is no quorum for the meeting and two adjournments thereof, then for a period of sixty (60) days after the date of the second adjournment, CyT shall have the right to buy from Banfi, and Banfi shall have an irrevocable obligation to sell to CyT, all of Banfi’s Units for an amount equal to Banfi’s Pro Rata Share of the product of (i) the average of the EBITDA of the Company for the three most recent Fiscal Years, and (ii) seven (7). Within such sixty (60) days period, CyT may deliver written notice to Banfi of its desire to exercise its rights under this section. Failure of CyT to deliver such notice within such sixty (60) day period shall mean that CyT irrevocably waives its call right under this Section 7.7(a) with respect to the meeting and two adjournments at issue. Any such purchase and sale shall be on an “as-is”, “where-is” basis, except that Banfi shall transfer the Units to CyT free and clear of all liens and encumbrances of any kind. The closing of any such purchase shall occur as soon as reasonably practicable, but no later than the later of (i) sixty (60) days after delivery of the aforementioned notice by CyT to the Banfi, and (ii) five (5) days following expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Nothing herein shall require CyT to exercise its rights under this Section 7.7(a), provided, however, that if CyT does exercise the call right contained herein with regard to the failure of the Banfi Directors to attend such meeting and subsequent adjournments, such exercise shall be CyT’s sole and exclusive remedy with respect thereto.

(b) Banfi’s right to Call. If after December 31, 2016, CyT’s appointed Directors fail to attend (in person, via electronic communications equipment or by proxy) a duly noticed meeting of the Board such that there is no quorum (except with regard to decisions of the type described in Section 3.4(c) for which this Section 7.7(b) shall not apply), and if CyT’s Directors fail to then attend (in person, via electronic communications equipment or by proxy) both duly noticed adjournments of such meeting, such that there is no quorum for the meeting and two adjournments thereof, then for a period of sixty (60) days after the date of the second adjournment, Banfi shall have the right to sell, and CyT shall have an irrevocable obligation to buy from Banfi, all of Banfi’s Units for an amount equal to Banfi’s Pro Rata Share of the product of (i) the average of the EBITDA of the Company for the three most recent Fiscal Years, and (ii) seven (7). Within such sixty (60) days period, Banfi may deliver written notice to CyT of its desire to exercise its rights under this section. Failure of Banfi to deliver such notice within such sixty (60) day period shall mean that Banfi irrevocably waives its put right under this Section 7.7(b) with respect to the meeting and two adjournments at issue. Any such purchase and sale shall be on an “as-is”, “where-is” basis, except that Banfi shall transfer the Units to CyT free and clear of all liens and encumbrances of any kind. The closing of any such purchase shall occur as soon as reasonably practicable, but no later than the later of (i) sixty (60) days after delivery of aforementioned notice by Banfi to CyT, and (ii) five (5) days following expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Nothing herein shall require Banfi to exercise its rights under this Section 7.7(b), provided, however, that if Banfi does exercise the put right contained herein with regard to the failure of the CyT Directors to attend such meeting and subsequent adjournments, such exercise shall be Banfi’s sole and exclusive remedy with respect thereto.

ARTICLE VIII
DEADLOCK

8.1 Duty of the Board to Agree and Compromise. Each Director will use good faith reasonable efforts to agree and compromise on the business and management decisions necessary or desirable to carry out the business activities of the Company. As a result, it is expected that very few matters, if any, will result in a Deadlock (as defined below) and be subject to the Deadlock resolution provisions set forth in this ARTICLE VIII.

8.2 Deadlock. A “Deadlock” will have occurred if agreement cannot be obtained by the Board of Directors on any Business Plan Deadlock (as defined below) or on any matter requiring Unanimous Approval of the Board, including, without limitation, under Section 3.4(d). For all other matters where agreement cannot be obtained by the Board of Directors, the business of the Company shall continue and the matter before the Board shall not be approved, until such agreement is reached, if ever.

8.3 Business Plan Deadlock.

(a) In the event of a Deadlock as to approval of the Business Plan for any Fiscal Year (a “Business Plan Deadlock”), which Deadlock is not resolved using the procedure set forth in Sections 8.4(a) and 8.4(b), then, except as otherwise set forth in Section 8.3(c), the Company shall operate on the basis of the budget and operating plan of the Business Plan for the prior Fiscal Year with the following adjustments:

(i) The approved budgeted selling and operating expenses for the Company for any period during the current Fiscal Year shall be equal to the budgeted selling and operating expenses of the Company for the Fiscal Year just ended increased by a percentage equal to the percentage increase in the Consumer Price Index during the Fiscal Year just ended. For purposes hereof, “Consumer Price Index” means the United States Department of Labor’s Bureau of Statistics’ Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items.

(ii) The approved marketing budget for the Company for any period during the current Fiscal Year (on a per case of product basis, for each case planned to be sold in the current Fiscal Year) shall be deemed to be a fraction of the number of cases of product sold by the Company during the same period, where the numerator of such fraction is equal to the actual marketing expenditures of the Company during the Fiscal Year just ended, and the denominator of such fraction is equal to the number of cases of product sold by the Company during such Fiscal Year just ended.

(iii) The approved promotional budget for the Company for any period during the current Fiscal Year (on a per case of product basis, for each case planned to be sold in the current Fiscal Year) shall be deemed to be a fraction of the number of cases of product sold by the Company during the same period, where the numerator of such fraction is equal to the actual promotional expenditures of the Company during the Fiscal Year just ended, and the denominator of such fraction is equal to the number of cases of product sold by the Company during such Fiscal Year just ended.

(b) “Business Plan” means the annual budget and operating plan, including, without limitation, the marketing, promotion or creative plan, and projected balance sheet, income statement and statement of cash flow, for the Company for such Fiscal Year presented to and approved by the Board of Directors. In the absence of approval of a Business Plan for any Fiscal Year, the “Business Plan” for that Fiscal Year shall be deemed to be the last Business Plan approved by the Board with those adjustments described in Section 8.3(a).

(c) For any Business Plan Deadlock occurring after December 31, 2016, and prior to December 31, 2021, other than an Excluded Sales and Marketing Deadlock as defined below, which Business Plan Deadlock results in the Company not having a Board approved Business Plan for two (2) consecutive Fiscal Years, or if as the result of Business Plan Deadlocks the Company does not have a Board approved Business Plan for any three (3) Fiscal Years during any four (4) consecutive Fiscal Years during the period between January 1, 2017, and December 31, 2021, the following shall be applied:

(i) For a period of sixty (60) days after the midpoint of such second consecutive Fiscal Year or such third Fiscal Year, as the case may be, Banfi shall have the right to sell to CyT, and CyT has the right to purchase from Banfi, all of Banfi’s Units for the Deadlock Purchase Price (as defined in Section 8.4(c)(iii)). Within such sixty (60) days period, either Member may deliver written notice to the other of its desire to exercise its rights under this section. If Banfi delivers such a notice then CyT shall have an irrevocable obligation to purchase all of Banfi’s Units for the Deadlock Purchase Price, and if CyT delivers such a notice then Banfi shall have an irrevocable obligation to sell to CyT all of Banfi’s Units for the Deadlock Purchase Price. Failure of either Member to deliver such notice within such sixty (60) day period shall mean that each Member irrevocably waives its rights under this Section 8.3(c) with regard to the Business Plan Deadlock at issue. Any such purchase and sale shall be on an “as-is”, “where-is” basis, except that Banfi shall transfer the Units to CyT free and clear of all liens and encumbrances of any kind. The closing of any such purchase shall occur as soon as reasonably practicable, but no later than the later of (i) sixty (60) days after delivery of the first such notice by one Member to the other, and (ii) five (5) days following expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Nothing herein shall require a Member to exercise its rights under this Section 8.3(c).

(ii) If neither Member exercises its rights under this clause (c) within the periods provided, then no action shall be taken with respect to the Business Plan Deadlock at issue, and the Members shall continue their activities with respect to the Company, until and unless another series of Business Plan Deadlocks emerges with the time frames specified, at which time the provisions of this Section 8.3(c) shall again be applicable.

(d) For any Business Plan Deadlock occurring after December 31, 2021, other than an Excluded Sales and Marketing Deadlock, which Business Plan Deadlock results in the Company not having a Board approved Business Plan for any three (3) Fiscal Years during any four (4) consecutive Fiscal Years, the following shall be applied:

(i) For a period of sixty (60) days after the end of such third Fiscal Year, Banfi shall have the right to sell to CyT, and CyT has the right to purchase from Banfi, all of Banfi’s Units for the Deadlock Purchase Price (as defined in Section 8.4(c)(iii)). Within such sixty (60) days period, either Member may deliver written notice to the other of its desire to exercise its rights under this section. If Banfi delivers such a notice then CyT shall have an irrevocable obligation to purchase all of Banfi’s Units for the Deadlock Purchase Price, and if CyT delivers such a notice then Banfi shall have an irrevocable obligation to sell to CyT all of Banfi’s Units for the Deadlock Purchase Price. Failure of either Member to deliver such notice within such sixty (60) day period shall mean that each Member irrevocably waives its rights under this Section 8.3(d) with regard to the Business Plan Deadlock at issue. Any such purchase and sale shall be on an “as-is”, “where-is” basis, except that Banfi shall transfer the Units to CyT free and clear of all liens and encumbrances of any kind. The closing of any such purchase shall occur as soon as reasonably practicable, but no later than the later of (i) sixty (60) days after delivery of the first such notice by one Member to the other, and (ii) five (5) days following expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Nothing herein shall require a Member to exercise its rights under this Section 8.3(d).

(ii) If neither Member exercises its rights under this clause (d), then no action shall be taken with respect to the Business Plan Deadlock at issue, and the Members shall continue their activities with respect to the Company, until and unless another series of Business Plan Deadlocks emerges, at which time the provisions of this Section 8.3(d) shall again be applicable.

(e) For purposes of Sections 8.3(c) and 8.3(d), “Excluded Sales and Marketing Deadlock” means a Business Plan Deadlock occurring as the result of (i) one Member’s Directors refusing to approve a proposed Business Plan solely because it includes an increase in the marketing, sales or promotional budget for such Fiscal Year (on a per case of product basis, for each case planned to be sold in the current Fiscal Year) over that set forth in the last Board approved Business Plan in excess of any corresponding increase in marketing, sales and promotion support provided to the Company by the suppliers of products under the Agency Agreements, and (ii) such suppliers refuse to increase their aggregate level of marketing, sales and promotional support for such Fiscal Year to equal the increase for such items included in the proposed Business Plan.

8.4 Resolution.

(a) The Members shall first negotiate in good faith to resolve the Deadlock or to agree on a voluntary sale or dissolution of the Company or the interests of any Member therein. If no resolution is reached by representatives of the Members, either Member may give written notice, in accordance with Section 11.1 of this Agreement, to the other of the desire to have the matter referred to the chief executive (or equivalent) officers of each of the Members for resolution. A Deadlock notice will be deemed given, and the “date of Deadlock” established, at the time of personal delivery, if sent by facsimile, when sent with electronic notification of delivery or other confirmation of delivery or receipt, or, if sent by Federal Express or other reputable overnight courier, on the day of delivery.

(b) The chief executive (or equivalent) officers of each of the Members may work to resolve the Deadlock for forty-five (45) days from the date of Deadlock, and renew such period of Deadlock resolution for an additional forty-five (45) days.

(c) If no agreement is reached among the Members within ninety (90) days of the date of Deadlock, then:

(i) with regard to a Business Plan Deadlock, the procedures set forth in Section 8.3 shall apply.

(ii) with regard to all Deadlocks, other than Business Plan Deadlocks, occurring prior to December 31, 2016, no action shall be taken.

(iii) with regard to all Deadlocks relating to decisions set forth in Sections 3.4(d)(vi) through 3.4(d)(viii) occurring after December 31, 2016 (except, that the following shall not apply to Deadlocks with respect to Section 3.4(vii) where the proposed merger, conversion, consolidation or other business combination would be with a Member or an Affiliate of a Member, or would be for the sole purpose of changing the jurisdiction of the Company or its entity form), the following shall be applied:

(A) For a period of sixty (60) days after the end of such ninety (90) day period, Banfi shall have the right to sell to CyT, and CyT has the right to purchase from Banfi, all of Banfi’s Units for the Deadlock Purchase Price. The “Deadlock Purchase Price” is defined as an amount equal to Banfi’s Pro Rata Share of the product of (i) the average of the EBITDA of the Company for the three most recent Fiscal Years, and (ii) seven (7). Within such sixty (60) days period, either Member may deliver written notice to the other of its desire to exercise its rights under this section. If Banfi delivers such a notice then CyT shall have an irrevocable obligation to purchase all of Banfi’s Units for the Deadlock Purchase Price, and if CyT delivers such a notice then Banfi shall have an irrevocable obligation to sell to CyT all of Banfi’s Units for the Deadlock Purchase Price. Failure of either Member to deliver such notice within such sixty (60) day period shall mean that each Member irrevocably waives its rights under this Section 8.4(c)(iii) with regard to such Deadlock. Any such purchase and sale shall be on an “as-is”, “where-is” basis, except that Banfi shall transfer the Units to CyT free and clear of all liens and encumbrances of any kind. The closing of any such purchase shall occur as soon as reasonably practicable, but no later than the later of (i) sixty (60) days after delivery of the first such notice by one Member to the other, and (ii) five (5) days following expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Nothing herein shall require a Member to exercise its rights under this Section 8.4(c)(iii).

(B) If neither Member exercises its rights under this clause (iii) within the periods provided, then no action shall be taken with respect to such Deadlock, and the Members shall continue their activities with respect to the Company, until and unless another Deadlock emerges, at which time the provisions of this ARTICLE VIII shall again be applicable.

(iv) with regard to all Deadlocks occurring after December 31, 2016, other than Business Plan Deadlocks and those addressed in subsection (iii) above, no action shall be taken.

ARTICLE IX
DISSOLUTION OF THE COMPANY

9.1 Dissolution of the Company. The Company shall be dissolved, its assets disposed of and its affairs wound up upon the first to occur of the following:

(a) Unanimous Approval by the Board of Directors that the Company should be dissolved;

(b) the sale of all or substantially all of the assets of the Company;

(c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

9.2 Distribution of Assets. If the Company is dissolved and its affairs are to be wound up, the Board shall

(1) sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Board may determine to distribute any assets to the Members in kind),

(2) discharge all liabilities of the Company (including liabilities to Members), whether by payment or the making of reasonable provision for payment thereof,

(3) discharge all liabilities relating to the dissolution, winding up, and liquidation and distribution of assets,

(4) allocate any Net Income or Net Loss resulting from such sales in clause (1) to the Members’ Capital Accounts in accordance with ARTICLE VI hereof,

(5) establish such reserves as may be reasonably necessary to provide for contingent, conditional and unmatured liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such reserves shall be deemed to be an expense of the Company), and

(6) distribute the remaining assets to the Members in proportion to the positive balance of each Member’s Capital Account as determined after taking into account all Capital Account adjustments for the Company’s Fiscal Year during which the liquidation occurs, either in cash or in kind, as determined by the Board (or, if there is then no Board, by any remaining Directors or, if none, by agreement of Members holding a majority of the Units in the Company), with any assets distributed in kind being valued for this purpose at the Adjusted Book Value as determined by the Board (or, if there is then no Board, by any remaining Directors or, if none, by agreement of Members holding a majority of the Units in the Company).

ARTICLE X
GOVERNING LAW; FORUM

10.1 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law that would require application of the substantive laws of any other jurisdiction.

10.2 International Arbitration.

(a) In the event of any dispute or difference arising out of or in connection with this Agreement or the breach or termination thereof, the Members shall attempt to settle any dispute or difference between or among them amicably. To this end, the Members shall consult and negotiate to reach a solution. Should the Members fail to reach a solution through such negotiations within thirty (30) days after any Member shall have given notice to the other Member of a dispute, any dispute or difference arising out of or in connection with this Agreement, including any question regarding its existence, validity, implementation, interpretation or termination, shall be determined by arbitration administered by the International Centre for Dispute Resolution (the “ICDR”) in accordance with its International Arbitration Rules (the “Rules”), which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one, appointed by mutual consent of the Members. In case the Members disagree in relation to said appointment for more than forty-five (45) days after the commencement of the arbitration, the sole arbitrator will be appointed by the ICDR in accordance with the Rules. Any arbitrator so appointed by the ICDR will be of a nationality different than that of any Member (the “Arbitrator”).

(b) The place of arbitration shall be Wilmington, Delaware and the language of the arbitration shall be English. The recognition and enforcement of any arbitral awards pursuant to this arbitration clause shall be governed by the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (New York, 1958).

(c) The Arbitrator shall provide written reasons for its final award and for any interim award and will not act as amiable compositeur or ex aequo et bono. The costs shall be apportioned between the Members as the Arbitrator shall decide in accordance with the Rules. The Members will keep the arbitral proceedings and awards confidential. The decision of the Arbitrator will be final and may not be appealed.

(d) Notwithstanding the foregoing, a Member may pursue provisional remedies in a court of competent jurisdiction venued in the courts of the State of Delaware or the federal courts of the United States of America, in each case sitting in New Castle County, and each Member irrevocably consents to the personal jurisdiction and venue of such courts for any such provisional remedy sought by the other party from any such court. Each Member irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of such action or proceeding brought in such a court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum. The Members irrevocably consent to the service of process with respect to any such action or proceeding in the manner provided for the giving of notices under Section 11.1, provided, the foregoing shall not affect the right of any Member to serve process in any other manner permitted by law. The Members hereby agree that an order in any such action or proceeding may be enforced in any jurisdiction in any manner provided by applicable law.

ARTICLE XI
MISCELLANEOUS

11.1 Notices. Any notice, claims, request, demands, or other communication required or permitted to be given hereunder shall be in writing and will be duly given if: (a) personally delivered, (b) sent by facsimile or (c) sent by Federal Express or other reputable overnight courier (for next business day delivery), shipping prepaid addressed to the party at its address set forth on Schedule A hereto, or such other address or addresses or facsimile numbers as the Person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above. Notices will be deemed given at the time of personal delivery, if sent by facsimile, when sent with electronic notification of delivery or other confirmation of delivery or receipt, or, if sent by Federal Express or other reputable overnight courier, on the day of delivery.

11.2 Nondisclosure. Each Member acknowledges that in connection with this Agreement, each Member will have access to Confidential Information of the Company and each other Member. Except (i) to the extent strictly necessary in its capacity as a Member of the Company or as otherwise expressly provided herein, (ii) with the prior written authorization of the Company and each other Member, or (iii) to the extent otherwise required by applicable law or order of a governmental authority, a Member shall make no use of Confidential Information for any purpose and will not disclose Confidential Information to any third party (except to its attorneys and other professional advisers on a confidential basis, where reasonably required in connection with its capacity as a Member of the Company). Each Member shall procure that each of its employees, officers, directors, and any person or entity subject to its control or direction complies with the foregoing obligation. The provisions of this Section 11.2 shall survive termination of this Agreement for so long as the information in question remains Confidential Information.

11.3 Non-solicitation. Neither Member shall, and each Member shall cause its Affiliates not to, solicit, offer work to or employ any person who is (or has been within the preceding twelve (12) months) an employee of the Company, the other Member, or any Affiliate of the other Member. This Section 11.3 shall not restrict the ability of a Member (i) to solicit or recruit generally by advertising in media and publications of general circulation or (ii) to utilize the services of a third-party professional agency regularly engaged in such solicitations as long as such agency is not directed to solicit employees of the Company, the other Member or any Affiliate of the other Member. The provisions of this Section 11.3 shall survive termination of this Agreement for a period of two (2) years.

11.4 Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts, taken together, shall constitute one and the same instrument. Signatures sent by facsimile shall constitute and be binding to the same extent as originals.

11.5 Assignment. Except as otherwise provided herein, this Agreement shall not be assignable (by operation of law or otherwise) by any Member without the prior written consent of the other Members.

11.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or in any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, as far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of all its provisions to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

11.7 Waiver; Amendment. Except as expressly provided in this Agreement, no amendment to or waiver of any provision of this Agreement shall be binding unless executed in writing by the Members. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless expressly so provided. The failure by any Person to exercise any right under, or to object to any breach by the other party of, any term, provision or condition of this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of this Agreement. Any waiver or consent granted under this Agreement shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar transactions, acts or agreements.

11.8 No Third Party Rights. Nothing in this Agreement shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the transactions contemplated hereby.

11.9 Relationship of Parties. The rights, duties, obligations and liabilities of the parties hereto shall be limited to those rights, duties, obligations and liabilities contemplated by this Agreement, the Agency Agreements, the Administrative Services Agreement, and the various schedules and annexes thereto.

11.10 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that nothing contained in this Section 11.10 shall be construed to permit any attempted assignment or other transfer which would be prohibited or void pursuant to any other provision of this Agreement.

11.11 Entire Agreement. This Agreement, the Agency Agreements, the Administrative Services Agreement, the Termination Agreement, and the various schedules and annexes thereto embody all of the understandings and agreements of every kind and nature existing between the parties hereto with respect to the transactions contemplated hereby and supersede any and all other prior arrangements or understandings with respect thereto.

ARTICLE XII
DEFINITIONS

The following capitalized terms shall have the meanings specified in this ARTICLE XII. Other terms are defined in the text of this Agreement and shall have the meanings respectively ascribed to them.

“Adjusted Book Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, with the following exceptions and adjustments:

(a) The initial Adjusted Book Value of any asset contributed to the Company by a Member shall be the fair market value of such asset (unreduced by liabilities secured by such asset) as determined by the Board;

(b) The Adjusted Book Values of all Company assets shall be adjusted to equal their respective fair market values (unreduced by liabilities secured by such assets), as determined by the Board, in accordance with generally accepted accounting practices, as of the following times: (i) the acquisition from the Company of additional Units by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Unit if the Board determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (iii) the grant of Units in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing or a new Member acting in a “partner capacity,” or in anticipation of becoming a “partner” (in each case within the meaning of Regulations Section 1.704 1(b)(2)(iv)(d)),and (iv) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(c) The Adjusted Book Value of any Company asset distributed to any Member shall be the fair market value of such asset (unreduced by liabilities secured by such asset) on the date of distribution as determined by the Board;

(d) The Adjusted Book Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Adjusted Book Values shall not be adjusted pursuant to this subsection (d) to the extent the Board determines that an adjustment pursuant to subsection (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e) The Adjusted Book Value of each asset determined or adjusted pursuant to subsections (a), (b) or (d) above shall thereafter be adjusted by the Depreciation taken into account with respect to such asset in computing Profit or Loss.

“Adjusted Capital Account Deficit” means, with respect to a Member, the deficit balance, if any, in that Member’s Adjusted Capital Account.

“Adjusted Capital Account” means, with respect to any Member, the balance in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(a) the deficit shall be decreased by the amounts which the Member is deemed obligated to restore pursuant to Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g), and 1.704-2(i)(5); and

(b) the deficit shall be increased by the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Business Day” means any day (excluding Saturday and Sunday) on which banks are permitted to open for business in New York, New York.

“Capital Account” means the account maintained by the Company for each Member in accordance with the following provisions:

(a) a Member’s Capital Account shall be credited with the Member’s Capital Contributions, the amount of any Company liabilities assumed by the Member (or which are secured by Company property distributed to the Member), the Member’s distributive share of Profits and any item in the nature of income or gain specially allocated to such Member pursuant to the provisions of Section 6.7 hereof;

(b) a Member’s Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Member, the amount of any liabilities of the Member assumed by the Company (or which are secured by property contributed by the Member to the Company), the Member’s distributive share of Losses and any item in the nature of expenses or losses specially allocated to the Member pursuant to the provisions of Section 6.7 hereof; and

(c) if any Units are transferred by a Member pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Units. If the Adjusted Book Value of Company property is adjusted as provided in this Agreement, the Capital Account of each Member shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Members shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

“Capital Contribution” means, with respect to any Member, the amount of money, the principal amount of any note, and the initial Adjusted Book Value of any property (other than money) contributed (or deemed contributed under Regulations Section 1.704-1(b)(2)(iv)(d)) to the Company with respect to the membership interest held by such Member as of the time in question.

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

“Confidential Information” means the terms of this Agreement and any and all books, records and other business information of the Company or of any Member, in whatever format, that is either identified as or would reasonably be understood to be confidential and/or proprietary (including, without limitation, pricing and product information, customer and vendor relationships, concepts, techniques, trade secrets, business plans and other technical, financial or business information). Confidential Information of the Company or any Member does not include information that (x) is or becomes known to the Company or the other Member from a third party without an obligation to maintain its confidentiality, (y) is or, through no action or omission of the Company or the other Member, becomes generally known to the public, or (z) is independently developed by the Company or the other Member without the use of Confidential Information of the Company or another Member.

“Depreciation” means, for each Fiscal Year of the Company (or other period for which depreciation must be computed), an amount equal to the depreciation, amortization or cost recovery deduction allowable with respect to the Company’s assets for such period, except that if the Adjusted Book Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of any such period, the Depreciation with respect to such asset shall be an amount which bears the same ratio to the beginning Adjusted Book Value of such asset as the federal income tax depreciation, amortization or cost recovery deduction allowable with respect to such asset for such period bears to such asset’s adjusted tax basis at the beginning of such period; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period is zero, Depreciation shall be equal to the federal income tax depreciation, amortization and other cost recovery deduction which would be allowable if the federal income tax basis of the asset equaled its Adjusted Book Value.

“Fiscal Year” means (a) the period commencing upon the formation of the Company and ending on December 31 of such calendar year, (b) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (c) any portion of the period described in clause (b) of this sentence for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss, deduction or credit pursuant to ARTICLE VI hereof. The Board of Directors shall have the right, subject to complying with the Code and other applicable law, to change the Fiscal Year of the Company.

“Member Loan Nonrecourse Deductions” has the meaning set forth for “partner nonrecourse deductions” in Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning set forth for “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth in Regulation Section 1.704-2(i)(2) (determined by substituting “Member” for “partner”).

“Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(d). Minimum Gain shall be computed separately for each Member in a manner consistent with the Regulations under Code Section 704(b).

“Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(b)(1).

“Profit” and “Loss” means, for each Fiscal Year, the Company’s taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

(a) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

(b) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

(c) any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

(d) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the Adjusted Book Value of the property disposed of, notwithstanding the fact that the Adjusted Book Value differs from the adjusted basis of the property for federal income tax purposes;

(e) in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the Depreciation of the Company’s assets computed in accordance with the definition of Depreciation; and

(f) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 6.7 hereof shall not be taken into account in computing Profit or Loss.

“Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

[Signatures follow on next page]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

BANFI CHILE, LLC		VCT USA, INC.
By:	/s/ Philip D. Calderone	By:	/s/ Alfonso Larrain
Name: Philip D. Calderone		Name: Alfonso Larrain
Title: Manager		Title: Chairman

		By:	/s/ Eduardo Guilisasti
Name: Eduardo Guilisasti
Title: CEO

Viña Concha y Toro S.A. (“CyT SA”), being the parent of CyT, hereby absolutely, unconditionally and irrevocably guarantees to Banfi and the Company, as a primary obligor and not merely as a surety, the due and punctual performance and observance of, and compliance with, all covenants, agreements, obligations, liabilities, representations and warranties of CyT under or pursuant to this Agreement (all such obligations and any such damages being collectively referred to as the “CyT Guaranteed Obligations”). CyT SA further agrees that the CyT Guaranteed Obligations may be amended, modified, extended or renewed, in whole or in part, in the manner provided for under this Agreement without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any amendment, modification, extension or renewal of any of the CyT Guaranteed Obligations, whether or not any of the foregoing would in any way increase CyT SA’s obligations hereunder. CyT SA irrevocably and unconditionally waives, and agrees that its liability under its guarantee shall be unaffected by, any act, omission, delay or other circumstance or any election of remedies by Banfi or the Company that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

VIÑA CONCHA Y TORO S.A.

By:	/s/ Eduardo Guilisasti	By:	/s/ Osvaldo Solar Venegas
Name: Eduardo Guilisasti		Name: Osvaldo Solar Venegas
Title: CEO		Title: Chief Financial Officer

Each of Banfi Products Corporation and House of Banfi (each a “Banfi Guarantor”), being the owners of Banfi, hereby absolutely, unconditionally and irrevocably guarantee to CyT and the Company, as a primary obligor and not merely as a surety, the due and punctual performance and observance of, and compliance with, all covenants, agreements, obligations, liabilities, representations and warranties of Banfi under or pursuant to this Agreement (all such obligations and any such damages being collectively referred to as the “Banfi Guaranteed Obligations”). Each Banfi Guarantor further agrees that the Banfi Guaranteed Obligations may be amended, modified, extended or renewed, in whole or in part, in the manner provided for under this Agreement without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any amendment, modification, extension or renewal of any of the Banfi Guaranteed Obligations, whether or not any of the foregoing would in any way increase the obligations of a Banfi Guarantor hereunder. Each Banfi Guarantor irrevocably and unconditionally waives, and agrees that its liability under its guarantee shall be unaffected by, any act, omission, delay or other circumstance or any election of remedies by CyT or the Company that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

BANFI PRODUCTS CORPORATION		HOUSE OF BANFI

By:	/s/ Frank Savino	By:	/s/ Philip D. Calderone
Name: Frank Savino		Name: Philip D. Calderone
Title: Vice President and Chief Financial Officer		Title: Vice President and Secretary

Signature Page to Limited Liability Company Agreement

Annex A

Form of Certificate of Formation

CERTIFICATE OF FORMATION
OF
EXCELSIOR WINE COMPANY, LLC

This Certificate of Formation of Excelsior Wine Company, LLC is being executed and filed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

(1) The name of the limited liability company formed hereby is EXCELSIOR WINE COMPANY, LLC.

(2) The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of the registered agent of the Company at such address is The Corporation Trust Company.

(3) The following provisions hereby are adopted for the purposes of defining and regulating certain powers of the Company, its Members and agents, and are intended to supplement and in no way limit or restrict any other powers and rights conferred upon the Company, its Members and agents by law or pursuant to the Limited Liability Company Agreement of the Company (the “LLC Agreement”).

(g) To the fullest extent permitted by law, the Company shall indemnify and hold harmless the Members and the Directors, jointly and severally, for actions taken by them, or any of them, on behalf of the Company, subject to any relevant provisions of the LLC Agreement, as in effect from time to time.

(h) Except as expressly provided in the LLC Agreement, as in effect from time to time, or as provided by nonwaivable provisions of applicable law, no Member, in its capacity as such, shall have any right to vote or take part in the management or control of the business of the Company or have any power or authority to act for or to bind the Company.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation as of the 31st day of May, 2011.

/s/ Dawn Traficanti
Dawn Traficanti, Organizer

Annex B

Initial Directors

 CyT Directors

Eduardo Guilisasti Gana

Rafael Guilisasti Gana

 Banfi Directors

James Mariani (initial Chairman of the Board of Directors)

Cristina Mariani-May

Annex C

Initial Co-General Managers

CyT Appointee (Sales and Marketing): Giancarlo Bianchetti

Banfi Appointee (Finance and Administration): Charles Andrews

SCHEDULE A

Members	Number of Membership Units
BANFI CHILE, LLC	50

Notices to:

Banfi Products Corporation

1111 Cedar Swamp Road

Old Brookville, NY 11545-2109

Attention: Marc P. Goodrich, Executive Vice President
 and Chief Operating Officer

Telephone: (516) 626-9200

Facsimile: (516) 626-9218

With a copy to:

Banfi Products Corporation

1111 Cedar Swamp Road

Old Brookville, NY 11545-2109

Attention: Philip D. Calderone, Vice President,
  General Counsel and Secretary

Telephone: (516) 626-9200

Facsimile: (516) 626-9218

VCT USA, Inc.	50

Notices to:

VCT USA, Inc.

Avenida Nueva Tajamar No. 481

Torre Norte, Piso 15

Las Condes, Santiago, Chile

Attention: Eduardo Guilisasti Gana, Vice President

Telephone: (56-2-476-5009)

Facsimile: (56-2-203-6593)

With a copy to:

Viña Concha y Toro S.A.

Avenida Nueva Tajamar No. 481

Torre Norte, Piso 15

Las Condes, Santiago, Chile

Attention: Osvaldo Solar Venegas, Chief Financial Officer

Telephone: (56-2-476-5035)

Facsimile: (56-2-203-6740)

SCHEDULE B

ARGENTINEAN WINES

Xplorador

Frontera

Eolo
Golden Reserve
Tribu
Amado Sur
Birds & Bees

Select
Reserve

Late Harvest

And all other Argentinean wines produced and sold under the Trivento brand. Not included on this Schedule B, and not covered by the Limited Liability Company Agreement, are any Argentinean wines that are not sold under the Trivento brand, even if they are produced by CyT or any of its Affiliates.

CHILEAN WINE

Gravas del Maipo
Carmin de Peumo
Don Melchor
Amelia
Terrunyo
Marques de Casa Concha
Serie Riveras

Late Harvest
Trio
Winemaker's Lot
Casillero del Diablo

Casillero Reserva Privada
Sunrise

Xplorador
Frontera

Puzzle Tree

And all other Chilean wines produced and sold under the Concha y Toro brand. Not included on this Schedule B, and not covered by the Limited Liability Company Agreement, are any Chilean wines that are not sold under the Concha y Toro brand, even if they are produced by CyT or any of its Affiliates.

CALIFORNIA WINES

Little Black Dress

Five Rivers

Not included on this Schedule B, and not covered by the Limited Liability Company Agreement, are any California wines that are not sold under the Little Black Dress or Five Rivers brands, even if they are produced by CyT or any of its Affiliates.